As filed with the Securities and Exchange Commission on January 10, 2007
                                                             File No. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              CAVIT SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

        FLORIDA                                          03-0586935
(State of Incorporation)                    (I.R.S. Employer Identification No.)

          100 East Linton Boulevard, Suite 106B, Delray Beach, FL 85260
               (Address of Principal Executive Offices) (Zip Code)


     Cavit Sciences, Inc. 2006 Employee and Consultant Stock Incentive Plan
                            (Full title of the plan)


                                  Colm J. King
                                President and CEO
                        100 East Linton Blvd., Suite 106B
                             Delray Beach, FL 33483
                     (Name and address of agent for service)

                                 (561) 278-7856
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                               David E. Wise, Esq.
                            8794 Rolling Acres Trail
                          Fair Oaks Ranch, Texas 78015
                                 (830) 981-8165

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
                                                     Proposed
                                                      maximum       Proposed
                                                     offering        maximum        Amount of
  Title of each class of            Amount to be     price per      aggregate      registration
securities to be registered          registered       unit (1)    offering price       fee
-----------------------------------------------------------------------------------------------
Common Stock, $0.01 par value     2,000,000 Shares     $ .40        $800,000.00       $85.52
-----------------------------------------------------------------------------------------------
     Total                        2,000,000 Shares     $ .40        $800,000.00       $85.52
===============================================================================================

(1) Pursuant to Rule 457 (c) and (h) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as quoted on Nasdaq's OTC Bulletin Board at the close of trading on January 3, 2007.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be provided to employees as specified under Rule 428 of the Securities Act of 1933, as amended ("Securities Act"). Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1. PLAN INFORMATION.

     Not applicable.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Not applicable.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Cavit Sciences, Inc. ("Company") with the Commission under the Securities Exchange Act of 1934, as amended ("Exchange Act") are hereby incorporated by reference in this Registration Statement:

     The Company's Form 10-SB filed with the Commission on October 16, 2006.

     The Quarterly Report for the period ended September 30, 2006 and filed with the Commission on November 14, 2006.

     The Current Report on Form 8-K dated December 1, 2006 and filed with the Commission on December 18, 2006.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

COMMON STOCK

     We are authorized to issue 45,000,000 shares of common stock, par value $0.01 per share. As of January 3, 2007, there were 13,294,357 shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of shareholders. There are no cumulative voting rights. Common shareholders, in general, do not have preemptive rights or other rights to subscribe for additional shares. However, certain of our shareholders have contractual anti-dilution rights, as discussed below under "Anti-Dilution Rights of Certain Shareholders." Our common stock is not subject to conversion or redemption. In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. We have not paid any dividends since our inception and we have no intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of the board of directors, who would take into account our future earnings, the operating and financial condition, capital requirements and general business conditions.

ANTI-DILUTION RIGHTS OF CERTAIN SHAREHOLDERS

     In connection with a private offering of our common stock in May 2006, Cavit granted certain anti-dilution rights to the four investors who subscribed to the offering. Cavit agreed to protect these four investors against percentage dilution in their ownership of common stock in the event Cavit issues shares of common stock in the future in non-capital raising transactions, subject to a cap of 15.375% collectively. For example, if Cavit issues shares of its common stock for services rendered or in bartering transactions, then Cavit would have to issue additional shares of its common stock to these four individuals necessary to maintain their original 15.375% ownership positions. If Cavit sells shares of its common stock in private and/or public offerings, then these four individuals would not be entitled to dilution protection. However, these individuals would have certain rights of first refusal as described below.

RIGHTS OF FIRST REFUSAL OF CERTAIN SHAREHOLDERS

     In connection with a private offering of our common stock in May 2006, Cavit granted the four investors certain rights of first refusal in the event of future offerings of our common stock. Collectively, these four investors have rights of first refusal to purchase up to 15.375% of shares offered in any future offerings on the identical terms and conditions attached by Cavit to such offerings.

PREFERRED STOCK

     We are authorized to issue 5,000,000  shares of preferred  stock, par value
$0.01 per share. As of January 3, 2007, we had no shares of preferred stock issued and outstanding. Our board of directors may issue one or more series of preferred stock. If we decide to issue any preferred stock, our board of directors will determine the number of shares and the rights, preferences and limitations of each series. These rights, preferences and limitations may include specific designations, number of shares, dividend, liquidation, redemption and voting rights.

WARRANTS AND OPTIONS

     We have no outstanding stock options or warrants.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     David E. Wise, Attorney at Law, has given an opinion on the validity of the securities being registered hereunder. Mr. Wise is eligible to receive shares of the Company's common stock pursuant to this Form S-8 Registration Statement, but not on a contingency basis.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has the authority under Section 607.0850 of the Florida Business Corporation Act ("FBCA") to indemnify its directors and officers to the extent provided for in such statute. The FBCA provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person: (1) conducted himself in good faith; (2) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest and, in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     A corporation may indemnify a person under the FBCA against judgments, penalties, including excise and similar taxes, fines, settlement, unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

     The Company's Articles of Incorporation provide that none of its directors shall be personally liable to the Company or its shareholders for monetary damages for an act or omission in such director's capacity as a director; provided, however, that the liability of such director is not limited to the extent that such director is found liable for (1) a breach of the director's duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (4) an act or omission for which the liability of the director is expressly provided by an applicable statute.

     The Company believes that these provisions will assist it in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in the Company's Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against the Company's directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our shareholders.

     The Company's Articles of Incorporation provide that the Company may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the FCBA.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. See paragraph C. of Item 9 below.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

     4.1  Cavit Sciences, Inc. 2006 Employee and Consultant Stock Incentive Plan
     5.1  Opinion of David E. Wise, Esq.
     23.1 Consent of Infante & Company
     23.2 Consent of David E. Wise, Esq. (included in Exhibit 5.1).

ITEM 9. UNDERTAKINGS.

     A. The undersigned registrant hereby undertakes:(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and(iii) to include any material information with
respect  to  the  plan  of  distribution   not  previously   disclosed  in  this
Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference to this Registration Statement;
(2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Company hereby undertakes that for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's Form S-8 pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida on the date written below.

                            CAVIT SCIENCES, INC.
                            A Florida Corporation


Dated: January 9, 2007      By: /s/ Colm J. King
                                 -----------------------------------------------
                                 Colm J. King
                                 President and
                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Dated: January 9, 2007           /s/ Colm J. King
                                 -----------------------------------------------
                            By:  Colm J. King
                            Its: President, Chief Executive Officer and Director
                                 (Principal Executive Officer)


Dated: January 9, 2007           /s/  Julio de Leon
                                 -----------------------------------------------
                            By:  Julio De Leon
                            Its: Chief Financial Officer, Secretary
                                 and Director (Principal Financial Officer
                                 and Principal Accounting Officer)


Dated: January 9, 2007           /s/ Raymond S. Bazley
                                 -----------------------------------------------
                                 Raymond S. Bazley
                                 Director


Dated: January 9, 2007           /s/Christopher H. Brown
                                 -----------------------------------------------
                                 Christopher H. Brown
                                 Director


Dated: January 9, 2007           /s/ Harvey Judkowitz
                                 -----------------------------------------------
                                 Director

                                  EXHIBIT INDEX


EXHIBIT                           DESCRIPTION
-------                           -----------

  4.1        Cavit Sciences, Inc. 2006 Employee and Consultant Stock Incentive
             Plan

  5.1        Opinion of David E. Wise, Esq.

  23.1       Consent of Infante & Company

  23.2       Consent of David E. Wise, Esq. (included in Exhibit 5.1).